EXHIBIT 10.2

CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE

John Place (“Employee”) and CoStar Realty Information, Inc. (including its predecessors, “CoStar” or “Employer”) agree to terminate their employment relationship on the following basis:

1.      Last Day of Employment. Employee and CoStar agree that Employee shall separate his employment with CoStar effective May 10, 2001 (the “Separation Date”). The parties agree that for certain purposes of this Agreement, the date of July 9, 2001 (the “Termination Date”) shall be treated as Employee’s last day of employment with CoStar. Within 30 days after the Separation Date, Employee will return all of CoStar’s property, including without limitation keys, phones, computers, credit cards, records, and files (electronic or other) and will cooperate fully with CoStar’s managers and employees in a professional manner to assure a smooth transition. Employee acknowledges that he shall have thirty (30) days from the Separation Date to execute and deliver this Agreement to CoStar.

2.      Consideration. (a)      In consideration for Employee’s agreement and commitments set forth in this Confidential Separation Agreement and General Release (the “Agreement”), CoStar agrees that for the period from the Separation Date until December 31, 2001, CoStar will pay Employee’s current base salary of $10,769.23 bi-weekly in accordance with the normal payroll practices of CoStar then in effect, and subject to all federal, state and local taxes and withholdings and any other required withholdings.

          (b)      CoStar further agrees that, in consideration for Employee’s agreement and commitments herein, pursuant to Section 7(a) of the Employment Agreement, dated May 1, 2000, between CoStar and the Employee (the “Employment Agreement”), all of Employee’s unvested options due to vest within the twelve (12) month period following the Separation Date shall vest on the Separation Date. CoStar and Employee acknowledge that Employee shall have ninety (90) days from the Termination Date to exercise any options granted to Employee under CoStar Group, Inc.’s 1998 Stock Incentive Plan.

          (c)      In consideration for Employee’s agreement and commitments herein, CoStar agrees to continue providing Employee with access to CoStar’s employee health and benefit plans then in effect to the Termination Date, and subject to any and all required withholdings and employee contributions.

          (d)      CoStar further agrees that, in consideration for Employee’s agreement and commitments herein, CoStar will (i) pay Employee an annual bonus for the year ended December 31, 2000 in the amount of $46,667, subject to federal, state and local taxes and withholdings and any other required withholdings, within thirty (30) days from the date CoStar receives this Agreement signed by Employee; (ii) pay Employee an annual bonus for the period from January 1, 2001 to the Separation Date in the amount of $23,333, subject to federal, state and local taxes and withholdings and any other required withholdings, within thirty (30) days from the date CoStar receives this Agreement signed by Employee; and (iii) reimburse Employee for his reasonable and necessary business related expenses for which Employee incurred prior to the Separation Date and which Employee submits to CoStar a properly completed expense report within thirty (30) days from the Separation Date. Employee agrees that CoStar may set off an amount equal to $717.50 from the bonus amounts set forth above, as reimbursement to CoStar for personal charges made by Employee on a CoStar-issued credit card. The parties agree that

Employee shall not receive (A) any bonus of any kind from CoStar for any periods after the Separation Date, or (B) any reimbursement from CoStar of any relocation expenses.

          (e)      CoStar further agrees that, in consideration for Employee’s agreements and commitments herein, CoStar will pay Employee a lump sum amount of $3,868.85, subject to federal, state and local taxes and withholdings and any other required withholdings, for his accrued and unused vacation time, within thirty (30) days from the date CoStar receives this Agreement signed by Employee. The parties agree that Employee shall not be entitled to accrue any vacation pay for any periods after the Separation Date.

          (f)      CoStar further agrees that from the Termination Date through September 9, 2001, CoStar shall make all payments directly to the third party administrator on Employee’s behalf for family health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) if Employee elects to continue such coverage under CoStar’s group health plan pursuant to paragraph 14 herein. Any and all payments after September 9, 2001 related to health care coverage shall be made by Employee. In the event that prior to September 9, 2001, Employee secures other health care benefits comparable to those provided by CoStar, Employee shall notify CoStar of such coverage and CoStar shall have no further obligation to make any payments discussed in this Section 2(f).

3.      No Consideration Absent Execution of this Agreement. Employee understands and agrees that he would not receive any monies and/or benefits specified in Section 2 except for his execution of this Agreement and Release and the fulfillment of the promises contained herein. Employee agrees that he will not claim, any right, benefit, payment or compensation of any kind whatsoever from CoStar or its affiliates other than what is expressly set forth in Section 2 above, and hereby expressly waives any claim to any compensation, benefit, compensation or payment whatsoever under the Employment Agreement or otherwise.

4.      Confidentiality, Non-Competition and Non-Solicitation. Employee agrees that the provisions set forth in Section 9 of the Employment Agreement shall continue to be in full force and effect and shall survive termination of Employee’s employment with CoStar. Employee understands that CoStar’s obligations under this Agreement remain conditioned on Employee’s satisfaction of and adherence to the covenants and obligations set forth in Section 9 of the Employment Agreement. Employee further agrees to keep this Agreement and its contents in complete confidence and not to disclose the fact or amount of these additional payments to any past, present or prospective employee of CoStar. The terms of this Agreement are confidential and shall not be divulged to any party without the prior written consent of CoStar, which may be withheld in CoStar’s sole discretion; provided, however, that CoStar hereby gives permission to Employee to disclose the details of this Agreement to Employee’s counsel, family members and financial advisors.

5.      General Release. Except for any claims that Employee may have for workers’ compensation benefits, for pension benefits, or for health care, life or disability insurance (which are not released under this Agreement), in consideration of the compensation set forth in Section 2, Employee does hereby unconditionally, irrevocably and absolutely release and discharge CoStar and its affiliates and their respective owners, directors, officers, employees, agents, attorneys, affiliates, stockholders, insurers, divisions, predecessors, successors and/or assigns and any related holding, parent or subsidiary corporations (collectively, the “Released Parties”), from any and all loss, liability, claims, expenses, demands, causes of action, suits, rights and entitlements of every kind and description of any type, whether in law and/or in equity (collectively, the “Claims”), related directly or indirectly or in any way connected with any transaction, affairs or occurrences between the Employee and any Released Party to date, including, but not limited to, any claims under the Employment Agreement, with respect to Employee’s employment with CoStar (or its affiliates), the termination of said employment or arising out of any acts committed or omitted during said employment relationship.

           Notwithstanding any other provision of this Release, Employee does not hereby release or waive any obligation of CoStar or any Released Party to indemnify, make contribution to, defend or hold harmless Employee that may exist as of and prior to the date of this Agreement, including, but not limited to, any obligation arising out of Employee’s former status as an officer, director, employee or fiduciary of CoStar or any other Released Party. It is the intent of the parties and of this Agreement that any existing indemnification obligations be excluded from the claims being released by Employee.

           This release includes, but is not limited to, any Claims for back pay reinstatement, personal injuries, breach of contract (express or implied), breach of any covenant of good faith and fair dealing (express or implied), and for any recovery of any losses or other damages to Employee or Employee’s property based on any alleged violation of any of the following:

•	The National Labor Relations Act, as amended, 29 U.S.C., 151 et seq;

•	Title VII of the Civil Act of 1964, as amended, 42 U.S.C. Section 2000e et seq;

•	The Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 621 et seq;

•	The Americans With Disabilities Act of 1990, as amended, 42 U.S.C. 12101;

•	The Fair Labor Standards Act, as amended, 29 U.S.C. 201 et seq;

•	The Occupational Safety and Health Act, as amended;

•	The Family and Medical Leave Act of 1993, 29 U.S.C. 2601 et seq;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Occupational Safety and Health Act of 1970, 29 U.S.C. 651 et seq;

•	The Immigration Reform Control Act, as amended;

•	The Maryland Fair Employment Practice Act, Maryland Code Ann., Art. 49B, § 1 et seq; and

•	Any other federal, state or local statutory or common law.

           In further consideration thereof, and except as specifically provided in paragraph 3, Employee irrevocably and absolutely agrees that he will not prosecute nor allow to be prosecuted on his behalf in any administrative agency, whether federal or state, or in any court, whether federal or state, any claim or demand of any type related to the matters released above, it being an intention of the parties that with the execution by Employee of this Agreement, the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Employee related in any way to the matters discharged herein.

6.      No Promises. Employee agrees that no promises, coercion, representations or inducements have been made which caused him to sign this Agreement other than those which are expressly set forth above and that the terms of this Agreement are contractual and not a mere recital.

7.      Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Maryland.

8.      Severability. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against the public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof.

9.      Release as a Defense. The release contained herein may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action, suit or proceeding which may be prosecuted, instituted or attempted by either party in breach thereof.

10.     Consultation with Counsel. Employee further acknowledges that he has been advised in writing and offered the opportunity to discuss this Agreement and its contents with his attorney. Employee acknowledges that he has fully discussed this Agreement with his attorney with respect to the meaning and effect of the provisions of this Agreement, or has voluntarily chosen to sign this Agreement without consulting his attorney, fully understanding the content, meaning and legal effect and consequences of this Agreement.

11.      Understanding of Agreement. Employee warrants and represents to CoStar that he has read and understands the meaning of each provision of this Agreement and his signature below constitutes his acceptance of each term of the Agreement.

12.      Non-Disparagement. Employee agrees not to make and/or publish in any manner any derogatory, adverse, false or defamatory statements, written or verbal, regarding any of the Released Parties to anyone including, but not limited to, CoStar’s or its affiliates’ respective directors, officers, employees, agents, vendors, existing clients, or potential clients that Employee knows that CoStar or any of its affiliates has targeted. Employee agrees that he has not and will not engage in the following activities: (1) raise allegations of wrongdoing against any of the Released Parties with any governmental agency or any other entity; (2) incite other persons and/or entities to raise allegations of wrongdoing against any of the Released Parties; and/or (3) publish any representation that any of the Released Parties in any way treated him unfairly, breached any obligation to him/her, or in any other manner mistreated him. Notwithstanding the foregoing, CoStar agrees that the Employee shall be permitted to raise good faith allegations of wrongdoing by any of the Released Parties against the Employee to any governmental agency, provided that the provisions of Section 9 of the Employment Agreement are not violated.

13.      Future Assistance. Employee agrees to be available to respond to future reasonable inquiries or requests for assistance from CoStar (or its successor and/or affiliates) related to matters arising during Employee’s employment with CoStar or its predecessors.

14.      COBRA. Employee hereby acknowledges that CoStar has advised him that (if applicable) under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) he has a right to elect continued coverage under CoStar’s group health plan, at his own expense, subject to Section 2(f) above, for a period of 18 months from the Termination Date. This election must be made no later than 60 days after the notification date.

15.      Notice. Employee acknowledges that this Agreement shall constitute written notice to Employee pursuant to Section 7(a) of the Employment Agreement.

WE AGREE TO ALL OF THE FOREGOING TERMS. THIS AGREEMENT HAS BEEN EXECUTED ON
THE DATE SHOWN BELOW.

CoStar Realty Information, Inc. (CoStar)

/s/ Andrew Florance	May 22, 2001
By:	Date

/s/ John Place	May 22, 2001
John Place	Date

Note: Return signed agreement to:

Human Resources
CoStar Group
2 Bethesda Metro Center, 10th Floor
Bethesda, MD 20814